Exhibit 99.2

HIMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of Hims’ consolidated results of operations and financial condition. You should read the following discussion and analysis of Hims’ financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K. This discussion includes forward-looking statements that involve risks and uncertainties as a result of many factors, including those factors set forth in, or incorporated by reference into, the section entitled “Risk Factors” in the Form 8-K or Hims & Hers Health, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. Hims’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date hereof or to conform these statements to actual results or revised expectations.

Unless otherwise indicated or the context otherwise requires, references in this Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “we,” “us,” “our,” and “Hims & Hers” refer to Hims & Hers Health, Inc., and references to “Hims” refer to Hims, Inc. and its subsidiaries.

Overview

Following the Merger (as defined below), we offer a range of health and wellness products and services available for purchase on our websites directly by customers. Most of the offerings on the Hims & Hers websites are sold to customers on a subscription basis. Subscription plans provide an easy and convenient way for customers to get the ongoing treatment they need while simultaneously providing the company with predictability through a recurring revenue stream.

Hims was incorporated in Delaware on December 30, 2013 and first launched services in 2017. Our mission is to make healthcare accessible, affordable, and convenient for everyone. We designed and built our digitally native, cloud-based technology centered around the consumer, and design everything with the consumer in mind. Our proprietary websites, telehealth platform, electronic medical records system, pharmacy integration, and mobile accessibility combine to provide consumers with a seamless, easy-to-use, mobile-first experience. We are leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

We believe the future of healthcare will be driven by consumer brands that empower people and give them full control over their healthcare. We have endeavored to build a healthcare model that squarely focuses on the needs of the healthcare consumer. To enable our mission of making healthcare accessible, affordable, and convenient for everyone, we offer a range of health and wellness products and services available for purchase on our websites directly by customers and through wholesale partners.

Our financial goal is to build an enduring high-growth, high-margin, and long-term profitable business. Financial metrics we track against our financial goals include: revenue and year-over-year revenue growth, gross profit and gross margin, and Adjusted EBITDA (as defined below).

Recent Developments

Warrant Exercises

On January 4, 2021, holders of Class A common stock vendor warrants exercised their warrants and purchased from Hims 840,537 shares of Class A common stock at an exercise price of $0.79 per share.

Pre-Closing Stock Repurchase

On January 20, 2021, Hims repurchased from its stockholders and cancelled 4,873,458 shares of Class A common stock, including certain stockholders who exercised outstanding stock options, for aggregate payment of $22.0 million.

Merger Transaction

In accordance with the Merger Agreement by and among Hims; OAC, a publicly traded special purpose acquisition company (“SPAC”) and Cayman Islands exempted entity; and Rx Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of OAC (“Merger Sub”), providing for, among other things, the combination of Hims and OAC pursuant to the merger of Merger Sub with and into Hims with Hims continuing as the surviving entity and as a wholly-owned subsidiary of OAC (the “Merger”). Immediately prior to the Merger, each outstanding share of Hims’ Class F common stock and preferred stock converted into Class A common stock at the then-effective conversion rate.

As a result of the Merger, each outstanding share of Hims’ capital stock was converted into the right to receive newly issued shares of OAC’s Class A common stock and certain other securities, other than the shares of Hims’ Class V common stock issued to its Chief Executive Officer (“CEO”) immediately prior to the Closing, which were converted into the right to receive newly issued shares of OAC’s Class V common stock and certain other securities, in each case as described in and calculated pursuant to the terms of the Merger Agreement.

On January 20, 2021 (the “Closing Date”), Hims consummated the Merger. The transaction is accounted for as a reverse recapitalization with Hims being the accounting acquirer. Hims received gross proceeds of $197.7 million and paid closing costs of $11.5 million. In connection with the Merger, OAC changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware and changed its name to Hims & Hers Health, Inc. As of December 31, 2020, Hims recorded $3.9 million of deferred transaction costs, which consist of legal, accounting, and other professional services directly related to the Merger. These costs are included in current assets on the consolidated balance sheet. The cash outflows related to these costs are presented as financing activities on Hims’ consolidated statement of cash flows. These costs will be offset against proceeds upon accounting for the consummation of the Merger.

On the Closing Date, each stockholder received approximately 0.4530 shares of Hims & Hers Class A common stock, par value $0.0001 per share, for each share of Class A common stock, par value $0.000001 per share, that such stockholder owned (with the CEO receiving 0.4530 shares of Hims & Hers Class V common stock, par value $0.0001 per share). Additionally, each stockholder also received 0.0028 warrants exercisable for Hims & Hers Class A common stock, for each share of Hims’ Class A or Class V common stock owned by such stockholder prior to the Merger.

All equity awards of Hims were assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of Hims & Hers Class A common stock. As a result, each stock option was converted into an option to purchase shares Hims & Hers Class A common stock based on an exchange ratio of 0.4530. Each award of Hims’ restricted stock units (“RSUs”) was converted into RSUs of Hims & Hers based on an exchange ratio of 0.4530. Subject to approval by the Board of Directors, holders of Hims’ options and RSUs also received approximately 35,000 Hims & Hers RSUs, which represented allocation of the Merger warrant consideration. Each such holder must remain in continuous service through the grant date to receive these RSUs.

Each warrant that was unexercised at the time of the Merger was assumed by OAC and represents the right to receive an applicable portion of the Merger consideration upon exercise of such warrant as if such warrant was exercised prior to the closing of the Merger.

PIPE Investment

On September 30, 2020, concurrently with the execution of the Merger Agreement, OAC entered into subscription agreements with certain investors pursuant to which such investors collectively subscribed for 7,500,000 shares of Hims & Hers Class A common stock at $10.00 per share for aggregate gross proceeds of $75,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Merger.

Earnout Shares

Following the closing of the Merger, holders of Hims’ legacy common stock and outstanding equity awards (including warrant, stock option and RSU holders) receive up to an aggregate amount of 16,000,000 Hims & Hers Class A common stock (or equivalent equity award) that will vest (in part) in equal thirds if the trading price of Hims & Hers Class A common stock is greater than or equal to $15.00, $17.50 and $20.00 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Closing Date. The Hims & Hers common stock and equivalent equity awards will also vest in connection with an acquisition of Hims & Hers if the applicable thresholds are met in any Company sale (as defined in the Merger Agreement) but subject to the same five-year deadline. In February 2021, Hims & Hers met all earnout thresholds. Earnout awards related to option holders are subject to final approval by the Board of Directors.

Performance Stock Options and RSUs

As a result of the Merger, the liquidity event condition on Hims’ stock options granted to the CEO and RSUs granted to employees were met which resulted in recognition of $4.6 million of stock-based compensation expense upon the Closing Date.

Settlement of Nonrecourse Related-Party Promissory Notes

In connection with the Merger, the obligations due under all nonrecourse related-party promissory notes were satisfied through the payment of $1.2 million and the forfeiture of 370,734 shares of Hims & Hers Class A common stock.

Transaction Bonus

Upon Board of Director approval, the Company paid $5.2 million of transaction bonuses in February 2021 and, subject to registration of the Company’s stock plan, granted $4.6 million RSUs to management and employees that made significant contributions to the Merger in accordance with the Merger Agreement.

2020 Highlights

The table below reflects our year-over-year growth in revenue for the years ended December 31, 2020 and 2019, and the dollar and percentage change between such periods (dollars in thousands):

	Year Ended December 31,
	2020	2019	$ Change	% Change
Online Revenue	$140,728	$82,286	$58,442	71%
Wholesale Revenue	8,029	272	7,757	*

Total Revenue	$148,757	$82,558	$66,199	80%

*	Not meaningful

The table below reflects Hims’ gross profit, gross margins, net loss, and Adjusted EBITDA for the years ended December 31, 2020 and 2019 (dollars in thousands):

	Year Ended December 31,
	2020	2019
Gross profit	$109,450	$44,605
Gross margin %	74%	54%
Net loss	(18,114)	(72,064)
Adjusted EBITDA	(8,114)	(66,099)

See “Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net loss.

We achieved these financial results through a strategy of:

1)

Acquiring higher value online customers: Across the products and services available to customers online, we are able to analyze and determine which types of customers generate more revenue in their first purchase, generate more revenue over time and generate more gross profit from their purchases. This data helps us improve the products and services available online to better serve our customers and allows us to understand which marketing channels and campaigns are most effective at acquiring higher value customers. In the year ended December 31, 2020, we continued to implement strategies across our merchandising, online user experience and marketing functions that allowed us to target and acquire higher value customers. As a result, Hims’ Average Order Value (“AOV”, as defined below), was $62 in the year ended December 31, 2020 compared to $33 for the year ended December 31, 2019, a year-over-year increase of 88%. Our efforts to acquire higher value customers drove the expansion in AOVs. This directly contributed to Hims’ year-over-year total revenue growth of 80% for the year ended December 31, 2020.

2)

Enhancing online customer experience and subscriptions options: We continuously test and optimize the online customer experience and offerings to improve the customer experience, maximize sales and improve gross margin. Recent examples of customer experience improvements and new offerings include the following:

•

Multi-month subscriptions—In our subscription arrangements, customers select a cadence at which they wish to receive product shipments. In addition to a monthly cadence, we now offer customers the ability to select from a range of shipment cadences, from every two to twelve months, depending on the product. The customer is billed upon each shipment. Customers can cancel subscriptions in between billing periods to stop receiving additional products and can reactivate subscriptions to continue receiving additional products.

•

New product bundle and kit options—Our customers can purchase product bundles or defined product kits, either consisting of non-prescription over-the-counter products or non-prescription products together with prescription medications, for a single all-inclusive price.

Such new offerings and their uptake by customers have contributed to the expansion of AOVs over time. Additionally, the uptake of these offerings has resulted in higher gross profit and gross margin. For example, for multi-month subscriptions, we may incur shipping and fulfillment expenses two or four times per year (for six-month and three-month subscription cadences, respectively) versus twelve times per year for monthly subscriptions. The customer uptake of multi-month subscriptions results in lower recurring costs and higher gross margins as compared to monthly subscriptions. The introduction of the new offerings improved online customer experience and new subscription options contributed to the increase of Hims’ gross margins from 54% for the year ended December 31, 2019 to 74% for the year ended December 31, 2020.

3)

Improving marketing efficiency: As we shifted our strategy to acquiring higher value and higher AOV customers and introduced new customer offerings, we simultaneously refined our marketing strategy. As we recalibrated our marketing budgets to focus on different customer profiles and offerings, we also reduced our marketing expenses in order to learn what channels and campaigns would be most effective. As a result, for the year ended December 31, 2020, Hims’ total marketing expenses of $59.0 million represented a $4.2 million year-over-year decrease in marketing expenses as compared to $63.2 million for the year ended December 31, 2019. As Hims reduced marketing expenses year-over-year, Net Orders (as defined below) also declined. For the year ended December 31, 2020, Hims generated 2.3 million Net Orders as compared to 2.5 million Net Orders for the year ended December 31, 2019. However, this year-over-year decline in Net Orders was more than offset by the year-over-year increase in AOV, such that Online Revenue increased by 71% year-over-year for the year ended December 31, 2020 compared to the year ended December 31, 2019. Hims’ marketing expenses were more efficiently spent acquiring customers over time, as demonstrated by marketing expense as percentage of revenue, which was 40% for the year ended December 31, 2020, down from 76% for the year ended December 31, 2019. This improved marketing efficiency resulted in a year-over-year improvement in Hims’ net loss and Adjusted EBITDA to $(18.1) million and $(8.1) million, respectively, for the year ended December 31, 2020 as compared to $(72.1) million and $(66.1) million, respectively, for the year ended December 31, 2019.

The table below reflects Hims’ revenue, gross profit, gross margin, AOV, Net Orders, marketing, marketing expressed as a percent of revenue, net loss, and Adjusted EBITDA for Hims the year ended December 31, 2020 and December 31, 2019, along with the dollar and percentage change between such years (dollars and Net Orders in thousands):

	Year Ended December 31,
	2020	2019	Change	% Change
Revenue	$148,757	$82,558	$66,199	80%
Gross profit	$109,450	$44,605	$64,845	145%
Gross margin %	74%	54%	20%	37%
AOV	$62	$33	$29	88%
Net Orders	2,279	2,498	(219)	(9)%
Marketing	$58,989	$63,156	$(4,167)	(7)%
Marketing as a % of revenue	40%	76%	(36)%	(47)%
Net loss	$(18,114)	$(72,064)	$53,950	(75)%
Adjusted EBITDA	$(8,114)	$(66,099)	$57,985	(88)%

Focused efforts during the year ended December 31, 2020 allowed Hims to deliver continued revenue growth, expanded gross margin, increased efficiency from marketing and reduced Adjusted EBITDA losses.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the 2019 novel coronavirus (“COVID-19”) a global pandemic. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We have taken measures in response to the ongoing COVID-19 pandemic, including closing our offices and implementing a work from home policy for our worldwide workforce; implementing additional safety policies and procedures for employees working in our warehouse; suspending employee travel and in-person meetings; and actively managing our fulfillment operations and inventory levels. We may take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees, customers, and stockholders. Hims’ financial performance through the year ended December 31, 2020 was in-line with management’s expectations through this period.

While the COVID-19 pandemic has not had a material adverse impact on our financial condition and results of operations to date, the future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, vaccine availability, the continued and expanded use of telehealth solutions as the pandemic subsides, the impact on our customers and their spending habits, the impact on our marketing efforts, and the effect on our suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our operations and the operations of our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenue and increased costs. Any such impact on our revenue and costs may continue through the duration of this crisis and the widespread availability of vaccines. It is possible that the COVID-19 pandemic, the measures taken by the federal, state, or local authorities and businesses affected, and the resulting economic impact may materially and adversely affect our business, results of operations, cash flows and financial positions as well as our customers, suppliers, and partners. Despite such recent events, there are no existing conditions or events which raise substantial doubt regarding Hims’ ability to continue as a going concern.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges.

New Customer Acquisition

Our ability to attract new customers is a key factor for our future growth. To date we have successfully acquired new customers through marketing and the development of our brands. As a result, revenue has increased each year since our launch. If we are unable to acquire enough new customers in the future, revenue might decline. New customer acquisition could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new customers. Consumer tastes, preferences, and sentiment for our brands may also change and result in decreased demand for our products and services. Changes in law or regulatory enforcement could also negatively impact our ability to acquire new customers.

Retention of Customers

Our ability to retain customers is a key factor in our ability to generate revenue. Most of our customers purchase products through subscription-based plans, where customers are billed and sent products on a recurring basis. The recurring nature of this revenue provides us with a certain amount of predictability for future revenue if past customer behavior stays consistent in the future. If customer behavior changes, and customer retention decreases in the future, then future revenue will be negatively impacted. The ability of our customers to continue to pay for our products and services will impact the future results of our operations.

Investments in Growth

We expect to continue to focus on long-term growth through investments in product offerings and customer experience. We are working to enhance our offerings and expand the breadth of products and services offered on our websites. We expect to make significant investments in marketing to acquire new customers. Additionally, we intend to continue to invest in our fulfillment and operating capabilities, including by opening our own affiliated pharmacy dedicated to our operations. In the short term, we expect these investments to increase our operating expenses; however, in the long term, we anticipate that these investments will positively impact our results of operations. If we are unsuccessful at improving our offerings or are unable to generate additional demand for our offerings, we may not recover the financial investments we make into the business and revenue may not increase in the future.

Expansion into New Categories

We expect to expand into new categories with our offerings. Category expansion allows us to increase the number of customers for whom we can provide products and services. It also allows us to offer access to treatment of additional conditions that may already affect our current customers. Expanding into new categories will require financial investments in additional headcount, marketing and customer acquisition expenses, additional operational capabilities and may require the purchase of new inventory. If we are unable to generate sufficient demand in new categories, we may not recover the financial investments we make into new categories and revenue may not increase in the future.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business. The table below reflects key business metrics for Hims for the years presented (in thousands, except for AOV):

	Year Ended December 31,
	2020	2019
AOV	$62	$33
Net Orders	2,279	2,498
Online Revenue	140,728	82,286
Wholesale Revenue	8,029	272

Total revenue	$148,757	$82,558

•

Average Order Value (“AOV”) is defined as Online Revenue divided by Net Orders (each as defined below). Our Online Revenue is driven by a combination of AOV and Net Orders. Hims was historically able to increase AOV by making new offerings and subscription options available to customers. Hims has also increased AOV by more effectively acquiring higher AOV customers through marketing channels and campaigns. For the year ended December 31, 2020, Hims’ AOV was $62, up 88% year-over-year, compared to $33 for the year ended December 31, 2019.

•

Net Orders (“Net Orders”) are defined as the number of online customer orders minus transactions related to refunds, credits, chargebacks, and other negative adjustments. Net Orders represent transactions made on our platform during a defined period of time and exclude revenue recognition adjustments recorded pursuant to accounting principles generally accepted in the United States of America (“U.S. GAAP”) as discussed below. We monitor the absolute number of Net Orders as a key indicator of our performance. Our Online Revenue is driven by a combination of AOV and Net Orders. Net Orders are driven primarily by the number of new customers acquired and the number of returning customers that make additional purchases. In the third quarter of 2019, Hims began implementing a strategy to acquire higher value and higher AOV customers and to enhance the customer experience with new offerings and subscription options. As Hims implemented this strategy, it reduced marketing expenses in the year ended December 31, 2020 as compared to the year ended December 31, 2019. As a result, Hims’ Net Orders declined in the year ended December 31, 2020, as compared to the year ended December 31, 2019. Despite the decline in Net Orders, as a result of the new offerings and subscription options, our total subscriptions have increased to approximately 312,000 as of December 31, 2020 as compared to approximately 190,000 as of December 31, 2019. The increase in subscriptions is driven by growth in new customers and growth in multi-month subscriptions. The increase in multi-month subscriptions (i.e., which allow customers to receive two to twelve months of product in one order), decreases Net Orders and increases AOV compared to monthly subscriptions.

In order to reconcile the key business metrics described above to total revenue, Management tracks the following financial results:

•

Online Revenue (“Online Revenue”) represents the sales of products and services on our platform, net of refunds, credits, chargebacks and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve.

•

Wholesale Revenue (“Wholesale Revenue”) represents non-prescription product sales to retailers through wholesale purchasing agreements. For the year ended December 31, 2020, Hims’ Wholesale Revenue represented approximately 5% of Hims’ total revenue for such period. For the year ended December 31, 2020, Hims’ Wholesale Revenue was $8.0 million, an increase of $7.7 million compared to $0.3 million for the year ended December 31, 2019. This increase was primarily because Hims began selling products to a new wholesale partner in March 2020.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA, a non-GAAP financial measure. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. A reconciliation is provided below for Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review Adjusted EBITDA and the reconciliation of Adjusted EBITDA to net loss, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net loss before depreciation and amortization, provision for income taxes, interest income, interest expense, amortization of debt issuance costs, stock-based compensation, and change in fair value of warrant liability.

The following table reconciles net loss to Adjusted EBITDA for Hims for the years ended December 31, 2020 and 2019, respectively (in thousands):

	Year Ended December 31,
	2020	2019
Net loss	$(18,114)	$(72,064)
Depreciation and amortization	1,057	260
Provision for income taxes	127	90
Interest income	(448)	(1,901)
Interest expense	10	369
Amortization of debt issuance costs	322	70
Stock-based compensation	5,831	8,028
Change in fair value of warrant liability	3,101	(951)

Adjusted EBITDA	$(8,114)	$(66,099)

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not a substitute for, other financial performance measures, including our net loss and other U.S. GAAP results.

Basis of Presentation

Currently, we conduct business through one operating segment. Substantially, all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. The consolidated financial statements include the accounts of Hims, its wholly owned subsidiaries, and variable interest entities in which it holds a controlling financial interest. The variable interest entities are professional corporations or other professional entities owned by licensed physicians that engage licensed medical professionals to provide consultation services (“Affiliated Medical Groups”) and XeCare, LLC (“XeCare”) (a licensed mail order pharmacy which is expected to provide prescription fulfillment services solely to the Company’s customers). We determined that Hims is the primary beneficiary of the Affiliated Medical Groups and XeCare for accounting purposes because it has the ability to direct the activities that most significantly affect these entities’ economic performance and has the obligation to absorb the entities’ losses. Under the variable interest entity model, Hims presents the results of operations and the financial position of the entities as part of the Hims’ condensed consolidated financial statements as if the consolidated group were a single economic entity. See Note 1 and Note 2 in the Hims’ consolidated financial statements for more information on basis of presentation and operating segments.

Components of Results of Operations

Revenue

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our consolidated revenue primarily comprises of online sales of health and wellness products through our websites, including prescription and nonprescription products. In contracts that contain prescription products, revenue also includes fees related to medical consultation services. Additionally, revenue is generated through wholesale arrangements.

See “Critical Accounting Policies and Estimates” and “—Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Cost of revenue

Cost of revenue consists of costs directly attributable to the products shipped and services rendered, including product costs, packaging materials, shipping costs, and labor costs directly related to revenue generating activities. Costs related to free products, where there is no expectation of future purchases from a customer, are considered to be SG&A (as defined below) and are excluded from cost of revenue.

Gross profit and gross margin

Our gross profit represents total revenue less our total cost of revenue, and our gross margin is our gross profit expressed as a percentage of our total revenue. Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the prices we charge for our products and services, the costs we incur from our vendors for certain components of our cost of revenues, the mix of the various products and services we sell in a period, the mix of Online Revenue and Wholesale Revenue in a period, and our ability to sell our inventory. We expect our gross margin to increase over the long term, although gross margins may fluctuate from period to period depending on these and other factors.

Marketing expenses

The largest component of our marketing expenses consists of our discretionary customer acquisition expenses. Customer acquisition expenses are the advertising and media costs associated with our efforts to acquire new customers, promote our brands, and build awareness for our products and services. Customer acquisition expenses include advertising in digital media, social media, television, radio, out-of-home media, and various other media outlets. Marketing expenses also include overhead expenses including salaries, benefits, taxes, and stock-based compensation for personnel; agency, contractor, and consulting expenses; content production, software, and other marketing operating costs. Marketing is an important driver of growth and we intend to continue to make significant investments in customer acquisition and our marketing organization. As a result, we expect our marketing expenses to increase in absolute dollars for the foreseeable future. However, we expect our marketing expenses to decrease as a percentage of revenue over the long term, although our marketing expenses may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include the salaries, benefits, taxes, and stock-based compensation for personnel for our executive, engineering, finance, operations, and other administrative functions. SG&A also includes general operating expenses for professional services, third-party software and hosting, facilities, warehousing and fulfillment, customer service, payment processing, and depreciation and amortization. We expect SG&A to increase for the foreseeable future as we increase headcount with the growth of our business. We also expect SG&A to increase in the near term as a result of operating as a public company, including expenses associated with compliance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), and an increase in legal, audit, insurance, investor relations, professional services and other administrative expenses. However, we anticipate SG&A to decrease as a percentage of revenue over the long term, although it may fluctuate as a percentage of total revenue from period to period due to the timing and amount of these expenses.

We expect our stock-based compensation expense within marketing and SG&A to increase significantly, as a result of completing the Merger.

Interest expense

Interest expense primarily includes expense related to our borrowing arrangements with a leading financial institution.

Other income (expense), net

Other income (expense), net primarily consists of investment and interest income from short-term and long-term investments and our cash and cash equivalents. Other expense includes non-operating expenses and one-time charges classified outside of operating expenses. The caption also includes the impact of the remeasurement of the liability associated with preferred stock warrants.

Provision for income taxes

The income tax provision is primarily due to state taxes. Deferred tax assets are reduced by a valuation allowance to the extent management believes it is not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management makes estimates and judgments about future taxable income based on assumptions that are consistent with our plans and estimates.

Results of Operations

Comparisons for years ended December 31, 2020 and 2019

The following table sets forth Hims’ consolidated statement of operations for the years ended December 31, 2020 and 2019 and the dollar and percentage change between the two years (dollars in thousands):

	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$148,757	$82,558	$66,199	80%
Cost of revenue	39,307	37,953	1,354	4%

Gross profit	109,450	44,605	64,845	145%
Operating expenses:
Marketing(1)	58,989	63,156	(4,167)	(7)%
Selling, general, and administrative(1)	65,605	55,863	9,742	17%

Total operating expenses	124,594	119,019	5,575	5%
Loss from operations	(15,144)	(74,414)	59,270	(80)%
Other income (expense):
Interest expense	(10)	(369)	(359)	(97)%
Other (expense) income, net	(2,833)	2,809	(5,642)	(201)%

Loss before provision for income taxes	(17,987)	(71,974)	53,987	(75)%
Provision for income taxes	(127)	(90)	(37)	41%

Net loss	$(18,114)	$(72,064)	$53,950	(75)%

(1)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,
	2020	2019
Marketing	$1,172	$571
Selling, general and administrative	4,659	7,457

Total stock-based compensation expense	$5,831	$8,028

The following table sets forth Hims’ results of operations as a percentage of total revenue for the years presented:

	Years Ended December 31,
	2020	2019
Revenue	100%	100%
Cost of revenue	26%	46%

Gross margin	74%	54%
Operating expenses:
Marketing	40%	76%
Selling, general, and administrative	44%	68%

Total operating expenses	84%	144%

Loss from operations	(10)%	(90)%
Other income (expense):
Interest expense	(0)%	(0)%
Other (expense) income, net	(2)%	3%

Loss before provision for income taxes	(12)%	(87)%

Provision for income taxes	(0)%	(0)%

Net loss	(12)%	(87)%

Revenue

Revenue was $148.8 million for the year ended December 31, 2020 compared to $82.6 million for the year ended December 31, 2019, representing an increase of $66.2 million, or 80%. Starting in March 2020, Hims began selling its non-prescription products to a new wholesale partner, which contributed to $7.7 million of the year-over-year increase. Online Revenue was $140.7 million for the year ended December 31, 2020, compared to $82.3 million for year ended December 31, 2019, representing an increase of $58.4 million, or 71%. The year-over-year growth in Online Revenue was driven by an 88% year-over-year increase in AOV to $62 for the year ended December 31, 2020 as compared to $33 for the year ended December 31, 2019. The year-over-year increase in AOV was driven by an increased uptake of higher AOV offerings by customers, targeted acquisition of higher AOV new customers from marketing and a reduction in discounts offered to customers. AOV growth was partially offset by a decrease in Net Orders of 9% year-over-year, partially driven by a year-over-year decrease in marketing expenses.

Cost of revenue and gross profit

Cost of revenue was $39.3 million for the year ended December 31, 2020, compared to $38.0 million for the year ended December 31, 2019, representing an increase of $1.4 million, or 4%. Gross profit was $109.5 million for the year ended December 31, 2020 compared to $44.6 million for the year ended December 31, 2019, representing an increase of $64.8 million or 145%. Correspondingly, Hims’ gross margin was 74% for the year ended December 31, 2020 compared to 54% for the year ended December 31, 2019.

The year-over-year increase in cost of revenue consists of increases in Hims’ product and packaging costs of approximately 27% which were offset by a decrease in costs associated with medical consultation services of 18% and decrease in shipping costs of 5% year-over-year. Costs associated with medical consultations services are a product of the number of consultations and the cost per consultation, both of which declined year-over-year for the year ended December 31, 2020. The increase in gross margin for the year ended December 31, 2020 compared to the prior year was primarily the result of a proportionately lower increase in cost of revenue than the increase in revenue.

Marketing expenses

Marketing expenses were $59.0 million for the year ended December 31, 2020, compared to $63.2 million for the year ended December 31, 2019, representing a decrease of $4.2 million or 7%. The most significant component of marketing expenses is customer acquisition costs, which were $44.0 million for the year ended December 31, 2020, compared to $51.6 million for the year ended December 31, 2019, representing a decrease of $7.6 million or 15%.

Management decided to reduce customer acquisition costs year-over-year in order to focus on acquiring higher AOV customers in the period. This decrease was partially offset by an increase in other marketing expenses such as salaries and wages, and related benefits due to an increase in marketing-related headcount.

Selling, general and administrative expenses

SG&A was $65.6 million for the year ended December 31, 2020 compared to $55.9 million for the year ended December 31, 2019, representing an increase of $9.7 million or 17%. The increase in SG&A was driven by an increase in salaries and wages, benefits, taxes, and stock-based compensation expense to $23.9 million for the year ended December 31, 2020, compared to $19.7 million for the year ended December 31, 2019. Additionally, in 2020, consulting expenses related to professional services increased to $5.3 million for the year ended December 31, 2020 compared to $2.3 million for the year ended December 31, 2019 as a result of the Merger. During the period, we ceased use of our headquarters office facility and other offices, recording a lease termination fee of $1.4 million. In January 2020, we also entered into a new operating lease arrangement for a warehouse space in New Albany, Ohio, which contributed to an increase in rent expense of $0.6 million for the year ended December 31, 2020, compared to the corresponding period in the prior year.

Interest expense

Interest expense was less than $0.1 million for the year ended December 31, 2020, compared to $0.4 million for the year ended December 31, 2019, representing a decrease of approximately $0.4 million. The decrease in the interest expense was attributable to the repayment of outstanding debt during the year ended December 31, 2020. The outstanding debt was paid off in full in the second quarter of 2020.

Other income (expense), net

Other income (expense), net, was a $2.8 million expense for the year ended December 31, 2020, compared to $2.8 million of income for the year ended December 31, 2019, representing a change of $5.6 million. The change was driven primarily by a 2020 increase in the fair value of the preferred stock warrant liability as compared to a 2019 decrease in the fair value of this liability.

Provision of income taxes

Provision for income taxes was $0.1 million for each of the years ended December 31, 2020 and 2019, primarily attributable to state taxes.

Liquidity and Capital Resources

Since inception, Hims has financed its operations primarily from the sales of redeemable convertible preferred stock. As of December 31, 2020, Hims’ principal sources of liquidity were cash and cash equivalents in the amount of $27.3 million, which were primarily invested in money market funds; and short-term investments in the amount of $72.9 million, which were primarily invested in corporate, government and asset backed bonds. Subsequent to December 31, 2020, Hims received gross proceeds of $197.7 million from the Merger and $75.0 million from private investors. In connection with the Merger, Hims paid $11.5 million of closing costs as well as $22.0 million for the repurchase of Class A common stock.

Hims has historically incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business. We believe our existing cash resources and funds raised from the closing of the Merger subsequent to December 31, 2020 are sufficient to support planned operations for the next 12 months. As a result, management believes that its current financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

We expect to purchase up to approximately $3 million in property and equipment for the purposes of building dedicated affiliated pharmacy operations and related facilities and capabilities, inclusive of $1.9 million invested as of December 31, 2020. We estimate initial annual selling, general, and administrative expenses of approximately $10 million to manage our own pharmacy, warehousing, and fulfillment operations. These expenses include labor for dispensing and fulfillment activities, facility and employee management, rent, utilities, maintenance, and other related overhead. These selling, general, and administrative expenses are expected to partially offset third-party pharmacy, warehousing, and fulfillment expenses that would have been otherwise incurred by Hims.

Our future capital requirements will depend on many factors, including the number of orders we receive, the size of our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. In order to support the growth of our business, we may need to incur additional indebtedness or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

Cash Flows

The following table provides a summary of Hims’ cash flow data (in thousands):

	Years Ended December 31,
	2020	2019
Net cash used in operating activities	$(2,479)	$(74,867)
Net cash used in investing activities	(39,701)	(39,299)
Net cash provided by financing activities	47,742	95,318

Cash Flows from Operating Activities

Our largest source of operating cash flows is cash collections from our customers. Our primary use of cash from operating activities includes marketing expenses and personnel-related expenditures to support the growth of our business.

Net cash used in operating activities was $2.5 million for the year ended December 31, 2020. The most significant component of Hims’ cash used was a net loss of $18.1 million. This included non-cash expense related to stock-based compensation of $5.8 million, non-cash losses for change in fair value of preferred stock warrants totaling $3.1 million, lease termination costs of $1.5 million, depreciation and amortization totaling $1.1 million, amortization of debt issuance costs of $0.3 million, and other noncash changes for $0.4 million. In addition, a cash inflow totaling $3.5 million was attributable to changes in operating assets and liabilities, primarily as a result of an increase in accounts payable and accrued liabilities of $3.2 million, a decrease in inventory of $0.7 million, an increase in deferred revenue of $0.5 million, an increase in deferred rent of $0.4 million, offset by an increase in prepaid expenses and other current assets of $0.7 million and an increase in other long-term assets of $0.7 million.

Net cash used in operating activities was $74.9 million for the year ended December 31, 2019. The most significant component of Hims’ cash used during this period was a net loss of $72.1 million. This included non-cash expense related to stock-based compensation of $8.0 million, and depreciation and amortization totaling to $0.3 million. This was partially offset by non-cash gains for change in fair value of Series C preferred stock warrants totaling $1.0 million, net change in unrealized gain on cash equivalents and investments of $0.2 million, and non-cash other income totaling $0.2 million. In addition, a cash outflow totaling $9.9 million was attributable to changes in operating assets and liabilities, primarily as a result of a decrease in accounts payable of $6.1 million, an increase in prepaid expenses and other current assets of $2.4 million, an increase in other long-term assets of $0.8 million, an increase in inventory of $0.5 million and a decrease in accrued liabilities of $0.3 million. This outflow was partially offset by an increase in deferred revenue of $0.2 million.

For the year ended December 31, 2020 compared to the year ended December 31, 2019, the decrease in cash used in operating activities primarily reflects the improving leverage, after excluding certain non-cash expenses, from increased revenues, while reducing cost of revenue and marketing expenses.

Cash Flows from Investing Activities

Cash flows from investing activities primarily relate to our treasury operations of investing in available-for-sale investments, investment in website development and internal-use software, as well as purchase of property and equipment.

Net cash used in investing activities for the year ended December 31, 2020 was $39.7 million, which was primarily due to net investment cash outflows of $35.5 million, investment in website development and internal-use software of $2.5 million and purchase of property, equipment, and intangibles of $1.7 million.

Net cash used in investing activities for the year ended December 31, 2019 was $39.3 million, which was primarily due to net investment cash outflows of $37.5 million, investment in website development and internal-use software of $1.5 million and purchase of property and equipment of $0.3 million.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was $47.7 million, which was primarily due to the sale of Series D redeemable convertible preferred stock, net of cash paid for issuance costs, totaling $51.9 million. Proceeds from exercise of warrants and stock options provided cash inflow totaling $0.7 million. These cash inflows were partially offset by payments for transaction costs associated with the Merger of $3.4 million and term loan repayments totaling $1.5 million.

Net cash provided by financing activities for the year ended December 31, 2019 was $95.3 million, which was primarily due to the sale of Series C redeemable convertible preferred stock, net of cash paid for issuance costs, totaling $102.6 million and term loan borrowings of $2.1 million. These cash inflows were partially offset by term loan repayments totaling $9.1 million and a cash outflow attributable to debt issuance costs totaling $0.4 million.

Indebtedness

Silicon Valley Bank

On November 27, 2019, Hims and Silicon Valley Bank (“SVB”) amended and restated the Amended and Restated Loan Agreement, dated as of May 16, 2018, by and between Hims and SVB (the “Second Amended and Restated Loan Agreement”), which accelerated the repayment of the existing loan over a six-month period, to be paid in full by May 1, 2020. Hims repaid the loan by May 1, 2020.

In the Second Amended and Restated Loan Agreement, SVB also provided a revolving debt facility (the “Revolving Line”), of up to $8.0 million, with a maturity date of December 31, 2020. Upon termination of the Revolving Line for any reason prior to its maturity date, Hims would have been required to pay, in addition to any payments owed, a termination fee equal to 1.00% of the Revolving Line. The interest rate for the Revolving Line is equal to the Prime Rate plus 0.50%, with a floor of 5.75%. Hims did not draw down from this Revolving Line and therefore, no amounts were required to be repaid by December 31, 2020.

As of December 31, 2020, SVB issued on Hims’ behalf a letter of credit in the amount of $0.8 million as a security deposit for a warehouse space in New Albany, Ohio. SVB required Hims to maintain $0.8 million as a collateral for the outstanding letter of credit. We expect to continue to renew the letter of credit through the duration of the lease. As this is for longer than one year, the $0.8 million is presented within restricted cash, noncurrent on Hims’ consolidated balance sheet.

Upon Hims’ request, SVB will issue letters of credit (the “Letters of Credit”) for Hims’ account in an aggregate amount not to exceed $2.0 million, which is reduced by the amount otherwise available with respect to the cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various agreements. Hims also has a business credit card as part of the cash management services offered by SVB. Hims may request an amount not to exceed $2.0 million, in connection with SVB’s cash management services, which amount is reduced by the amount utilized for any issuances of Letters of Credit. Any cash management services are treated as advances under the Revolving Line. On September 30, 2020, Hims entered into the First loan Modification Agreement (the “Loan Modification Agreement”) and the aggregate amount of the Letters of Credit and limit on cash management services were both amended to $3.5 million.

For Hims to continue to use the business credit card, SVB requires it to maintain $0.2 million in a collateralized money market account. We expect to continue to use the cash management services beyond 2020 and $0.2 million is presented within restricted cash on Hims’ consolidated balance sheet.

As of December 31, 2020 and 2019, Hims was in compliance with all of its covenants under the Second Amended and Restated Loan Agreement. As collateral, Hims has granted SVB a security interest in substantially all of its assets. In January 2021, Hims terminated the Second Amended and Restated Loan Agreement with SVB.

TriplePoint Venture Growth

On November 27, 2019, Hims entered into a Plain English Capital Growth and Security Agreement (the “2019 Capital Agreement”) with TriplePoint Venture Growth (“TPC”) consisting of a term loan in the aggregate principal amount of up to $50.0 million, with $25.0 million being available immediately through December 31, 2020 (the “Part 1 Commitment Amount”), and an additional $25.0 million becoming available upon utilization of the Part 1 Commitment Amount through December 31, 2020. There is no minimum advance amount. As of December 31, 2020, Hims had not drawn down from this term loan and the facility expired. The costs associated with issuing the debt facility are recorded as debt issuance costs within prepaid expenses and other current assets on the consolidated balance sheet with amortization recorded over the available period of the facility.

As collateral, Hims granted to TPC a second lien security interest in substantially all of its assets.

Contractual Obligations and Commitments

In January 2020, Hims entered into a 63-month noncancelable lease for 302,880 square feet of warehouse space in New Albany, Ohio. The lease commenced on June 1, 2020. Total minimum lease payments are $7.9 million, net of rent abatement for an initial three-month period and with annual escalation of 2.5%. We have the option to extend the lease term for a period of five years.

As of December 31, 2020, Hims had contractual obligations to make $0.8 million in purchases related to cloud-based software contracts used in operations. These obligations are associated with multi-year agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions and the approximate timing of the services. Obligations under contracts that we can cancel without a significant penalty or agreements with a term of one year or less are not considered.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our audited consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider forming a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. Our company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our audited consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited consolidated financial statements.

On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

Hims’ significant accounting policies are described in Note 2 to Hims’ audited consolidated financial as of and for the year ending December 31, 2020. These are the policies that we believe are the most critical to aid in fully understanding and evaluating Hims’ consolidated financial condition and results of operations.

Revenue Recognition

Hims recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Hims adopted ASC 606 on January 1, 2017, at the inception of its operations.

For Online Revenue, Hims defines its customer as an individual who purchases products or services through the website. The transaction price in contracts with customers is the total amount of consideration to which Hims expects to be entitled in exchange for transferring products or access to services to the customer.

Contracts that contain prescription products include two performance obligations: access to (i) products and (ii) consultation services. Hims contracts that do not contain prescription products have a single performance obligation. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product to the customer and, in contracts that contain service, by the provision of consultation services to the customer. Hims satisfies its performance obligation for products at a point in time, which is upon delivery of the products to a third-party carrier. Hims satisfies its performance obligation for services over the period of the consultation service, which is typically a few days. The customer obtains control of the products and services upon the Hims’ completion of its performance obligations.

For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis. The stand-alone selling price is based on the prices at which Hims separately sells the products and services, as well as market and cost-plus margin-based estimates. For the years ended December 31, 2020 and 2019, service revenue represents less than 10% of consolidated revenues.

To fulfill its promise to customers for contracts that include professional medical consultations, Hims maintains relationships with various Affiliated Medical Groups, which are professional corporations or other professional entities owned by licensed physicians that engage licensed medical professionals (medical doctors, physician assistants, and nurse practitioners; collectively referred to as “Providers”) to provide consultation services. Refer to Note 7 – Variable Interest Entities in Hims’ audited consolidated financial statements. Hims accounts for service revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) Hims determines which Affiliated Medical Group and Provider provides the consultation to the customer; (ii) Hims is primarily responsible for the satisfactory fulfillment and acceptability of the services; (iii) Hims incurs costs for consultation services even for visits that do not result in a prescription and the sale of products; and (iv) Hims, at its sole discretion, sets all listed prices charged on its website for products and services.

Additionally, to fulfill its promise to customers for contracts that include professional medical consultations, Hims maintains relationships with third-party pharmacies to fill prescriptions that are ordered by the Hims’ customers. Hims made the judgement to account for prescription product revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) it has sole discretion in determining which pharmacy fills a customer’s prescription; (ii) the pharmacy fills the prescription based on fulfillment instructions provided by Hims including using Hims branded packaging for generic products; (iii) Hims is primarily responsible to the customer for the satisfactory fulfillment and acceptability of the order; (iv) Hims is responsible for refunds of the prescription medication after transfer of control to the customer; and (v) Hims, at its sole discretion, sets all listed prices charged on its websites for products and services.

Hims estimates refunds using the expected value method based on historical refunds granted to customers. Hims updates its estimate at the end of each reporting period and recognizes the estimated amount as contra-revenue with a corresponding refund liability. Sales, value-added, and other taxes are excluded from the transaction price and, therefore, from revenue.

Hims has made an accounting policy election to account for shipping and handling activities performed after the control of a product has been transferred to the customer as fulfillment costs, with direct costs to ship products to customers included in cost of revenue. Contracts with customers do not contain costs to obtain or costs to fulfill contracts with customers in accordance with ASC 340-40, Other Assets and Deferred Costs—Contracts with Customers.

For online sales, payment for prescription medication and nonprescription products is typically collected from the customer a few days in advance of product shipment. Contract liabilities are recorded when payments have been received from the customer for undelivered products or services and are recognized as revenue when the performance obligations are later satisfied. Contract liabilities consisting of balances related to customer prepayments are recognized as current deferred revenue on the consolidated balance sheets of which substantially all of the balance is recognized in the following month. For wholesale arrangements, payments are collected in accordance with contract terms.

Warrant Liability

Hims classifies warrants to purchase shares of redeemable convertible preferred stock that are contingently puttable or redeemable as liabilities. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date.

As of December 31, 2020, the fair value of the preferred stock warrant liability is measured using a Black-Scholes-Merton (“BSM”) option-pricing model. Inputs to that model include the purchase right’s expected remaining term, expected volatility based on representative peer companies, the risk-free interest rate, and the estimated fair value of Hims’ common stock based on the publicly trading stock price of OAC. Changes to the fair value measurement are recognized within other income (expense), net on the consolidated statements of operations and comprehensive loss. In prior periods, fair value of the preferred stock warrant liability had been measured using the BSM option-pricing model, Monte Carlo simulation, and probability weighted expected return method (“PWERM”). The changes in valuation method prior to December 31, 2020 occurred as a result of the increased probability that Hims’ common shares would be publicly listed in the near-term. As of December 31, 2020, the valuation method changed as a result of Hims expecting to close the Merger after obtaining approval from the Securities Exchange Commission to file a proxy statement on December 29, 2020.

Hims adjusts the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time all such preferred stock warrants will be converted into warrants to purchase shares of common stock and the liability will be reclassified to additional paid-in capital.

Stock-Based Compensation

Hims accounts for stock-based compensation expense in accordance with the fair value recognition and measurement provisions of GAAP, which require compensation cost for the grant-date fair value of stock-based awards to be recognized over the requisite service period. Hims determines the fair value of stock-based awards granted or modified on the grant date or modification date using appropriate valuation techniques.

The fair value of employee and nonemployee stock options is determined using the BSM option-pricing model using various inputs, including estimates of expected term, volatility, risk-free rate, and future dividends. The fair value of the performance stock options granted to the CEO of Hims in June 2020 was measured using a Monte Carlo simulation model. Excluding performance-based stock options, Hims recognizes compensation costs on a straight-line basis over the requisite service period of the employee and nonemployee, which is generally the option vesting term of four years. For stock options with performance conditions, stock-based compensation expense will be recognized when it is probable that the performance criteria will be achieved. Hims accounts for forfeitures as they occur.

The fair value of RSUs is determined based on the fair value of Hims’ common stock at the grant date. The RSUs generally have a vesting term of four years in addition to performance-based vesting condition contingent on to achievement of a liquidity event which includes (i) an initial public offering, (ii) a business combination transaction or (iii) a sale event as defined by the 2017 Stock Plan. As of December 31, 2020, no compensation expense was recognized since the liquidity event performance condition was not met. The performance-based vesting condition is expected to become probable upon the completion of liquidity event, at which point we will immediately record cumulative stock-based compensation expense using the accelerated attribution method for the awards that have met the service-based vesting condition.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. We continue to use judgment in evaluating the expected term and expected volatility utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of expected term and expected volatility, which could materially impact our future stock-based compensation expense.

Fair Value of Common Stock—Given the absence of a public trading market as of December 31, 2020, the board of directors of Hims considered numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards are approved. These factors include, but are not limited to, (i) contemporaneous valuations of common stock performed by an independent valuation specialist; (ii) developments in the business and stage of development; (iii) operational and financial performance and condition; (iv) issuances of preferred stock and the rights and preferences of preferred stock relative to common stock; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of Hims; and (vi) the lack of marketability of the common stock.

The grant date fair value of our common stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.

In 2019 and during 2020, Hims used the market approach to determine the fair value of its common stock. This approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets and gives consideration to the financial condition and operating performance of an entity relative to those of public entities operating in the same or similar lines of business. Hims applied the market approach by utilizing the subject company transaction method which examines prior transactions in the same or related equity of Hims. For purposes of allocating the fair value of our common stock, Hims used the PWERM and applied a weighted average of two different approaches, implying a value derived from the recent price paid by investors for our preferred stock, and, as Hims contemplated the Merger transaction, the committed price to be paid upon the closing of the PIPE transaction.

At December 31, 2020, Hims revised the approach in determining the value of its common stock as a result of the expectation that Hims would close the Merger with OAC. Accordingly, Hims determined the value of the Company’s equity based on the 10-day weighted average trading price of OAC, adjusted for the share exchange ratio as determined upon consummation of the Merger, and applied a discount for lack of marketability.

For financial reporting purposes, Hims considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

Expected Term—Hims calculates the expected term using the simplified method based on the options vesting term and contractual terms as it did not have sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Expected Volatility—The volatility is derived from the average historical stock volatilities of a peer group of public companies that Hims considers to be comparable to its business over a period equivalent to the expected term of the share-based grants.

Risk-free Interest Rate—Hims derives the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

Dividend Yield—Hims bases the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

Consolidation of Variable Interest Entities

U.S. GAAP requires variable interest entities to be consolidated if an entity’s interest in the variable interest entity is a controlling financial interest. Under the variable interest model, a controlling financial interest is determined based on which entity, if any, has (i) the power to direct the activities of the variable interest entity that most significantly impacts the variable interest entity’s economic performance and (ii) the obligations to absorb losses that could potentially be significant to the variable interest entity or the right to receive benefits from the variable interest entity that could potentially be significant to the variable interest entity.

Hims determined that it is the primary beneficiary of the Affiliated Medical Groups and XeCare for accounting purposes because it has the ability to direct the activities that most significantly affect the entities’ economic performance and has the obligation to absorb the entities’ losses.

We perform ongoing reassessments of whether changes in the facts and circumstances regarding our involvement with the Affiliated Medical Groups and XeCare would cause our consolidation conclusion to change. The consolidation status of the variable interest entities with which we are involved may change as a result of such reassessments. Changes in consolidation status are applied in accordance with applicable U.S. GAAP.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable Hims & Hers to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the Merger, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

Hims had cash and cash equivalents totaling $27.3 million and $22.6 million as of December 31, 2020 and 2019, respectively. This amount was invested primarily in money market funds. Cash and cash equivalents are held for working capital purposes.

Additionally, Hims had short-term investments totaling $72.9 million and $37.7 million as of December 31, 2020 and 2019, respectively. Short-term investments consist of available-for-sale securities, primarily invested in corporate bonds, government bonds and asset backed bonds. We do not enter into investments for trading or speculative purposes. All our investments are denominated in U.S. dollars.

Our cash equivalents are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectation due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates.

We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our business, financial condition or results of operations. Fluctuations in the value of our money market funds caused by a change in interest rates (gains or losses on the carrying value) are recorded in other income and are realized only if we sell the underlying securities.

Foreign Currency Risk

There was no material foreign currency risk for the years ended December 31, 2020 and 2019 since Hims operates primarily in the United States of America. We have limited operations outside the United States. Our operations in the United Kingdom that are not considered significant. Accordingly, we believe we do not have a material exposure to foreign currency risk. We may choose to focus on international expansion in the future, which may increase our exposure to foreign currency exchange risk.